EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-195136) on Amendment No. 1 to Form S-3 of Ascent Solar Technologies, Inc. of our report dated March 28, 2014, relating to our audits of the financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, and the period from inception (October 18, 2005) through December 31, 2013, which appears in the Annual Report on Form 10-K of Ascent Solar Technologies, Inc. for the year ended December 31, 2013.
We also consent to the reference to our Firm under the caption “Experts” in the prospectus, which is part of this Registration Statement.

/s/ HEIN & ASSOCIATES LLP

HEIN &ASSOCIATES LLP

Denver, Colorado
May 15, 2014